Exhibit 99.1

Sales Trends

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends. Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	01/31/04	02/29/04	03/31/04	04/30/04	05/31/04	06/30/04
Cooper Industries	4-6%	7-9%	11%	15-17%	11-13%	10%
Electrical Products	3-5%	6-8%	11%	15-17%	13-15%	11%
Tools & Hardware	8-10%	13-15%	13%	13-15%	4-6%	5%

Observations on recent sales trends for the three months ended June 30, 2004.

Cooper Industries

Sales for the three months ended June 30, 2004 increased 10% compared with the prior year. Translation increased revenue growth by 1%.

Electrical Products

Sales for the three months ended June 30, 2004 increased 11% compared with the prior year.

•	Industrial market demand continues to expand, leading to increased sales of circuit protection devices, support system and other electrical products.

•	Electronics markets have remained strong, leading to increased sales of fuses, other circuit protection devices and enclosures.

•	Ongoing renovation, remodeling and maintenance activity sustained the growth in sales of lighting fixtures and wiring devices, more than offsetting lower sales of these products in the retail channel.

•	Increased maintenance spending by utilities, primarily focused on system reliability, led to growth in sales of electrical distribution and transmission equipment.

•	European lighting and security product sales increased as a result of new product introductions and expanded penetration of European industrial markets.

•	Translation increased revenue growth by 1%.

Tools and Hardware

Sales for the three months ended June 30, 2004 improved 5% compared with the prior year.

•	Industrial and electronic market sales and strong retail channel demand for new products resulted in increased sales of hand tools.

•	Overall power tool sales declined as expected due to lower shipments of automated assembly equipment, partially offset by increased sales of industrial power tools.

•	Translation increased revenue growth by 2%

Note: Includes impacts of acquisitions and divestitures, when applicable.